SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐      Soliciting Material under §240.14a-12

Heritage Oaks Bancorp
(Name of Registrant as Specified In Its Charter)
___________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders
Heritage Oaks Bancorp
545 12th Street
Paso Robles, California 93446
May 22, 2013 – 7:00 p.m.

To Our Shareholders:

Notice is hereby given of the Annual Meeting of Shareholders of Heritage Oaks Bancorp.  The Annual Meeting will be held at 7:00 p.m. on Wednesday, May 22, 2013, at Heritage Oaks Bank’s main branch office, 545 12th Street, Paso Robles, California 93446.  To enable our employee owners to attend the Annual Meeting, the branches will close at 5:00 p.m. on May 22nd.  A reception at Heritage Oaks Bank’s main branch office will be held immediately following the Annual Meeting.

At the Annual Meeting you will be asked (1) to elect eleven directors of Heritage Oaks Bancorp to serve for the coming year and until their successors are duly elected and qualified, (2) to vote, on an advisory basis, to approve the Company’s executive compensation for the Named Executive Officers (defined below), (3) to ratify the selection of independent public accountants, and (4) to act on such other business as may properly come before the Annual Meeting.  You are urged to read the accompanying Proxy Statement carefully.  It contains a detailed explanation of all matters on which you will be asked to vote.  Only shareholders of record as of the close of business on March 25, 2013, are entitled to receive notice of and to vote at this Annual Meeting.

It is very important that as many shares as possible be represented at the Annual Meeting.  To assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed Proxy Card as promptly as possible in the postage prepaid envelope enclosed for that purpose.  If after signing and returning the Proxy Card you come to the Annual Meeting, you may vote in person even though you have previously sent in a Proxy Card.  Additionally, you may vote by Internet or telephone.  If you wish to vote by Internet or by telephone you will need your Shareholder Control Number, which is located in the lower right corner of the enclosed Proxy Card, and the website address and/or toll-free telephone number, which are shown on the Proxy Card.  No other personal information will be required in order to vote in this manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2013

Copies of the Annual Meeting Proxy Materials, including the Proxy Statement, Proxy Card and Annual Report to Shareholders, are also available at:  http://www.heritageoaksbancorp.com.

We encourage you to attend the Annual Meeting.  Please RSVP by marking the appropriate box on the Proxy Card, or by contacting the Company by May 15, 2013 by telephone at (805) 369-5152, or register at http://www.heritageoaksbank.com/2013annmtg.

By order of the Board of Directors

William Raver
Corporate Secretary
April 16, 2013

TABLE OF CONTENTS
(continued)

PROXY STATEMENT
OF
HERITAGE OAKS BANCORP
545 12th Street
Paso Robles, California 93446

These Annual Meeting Proxy Materials are furnished in connection with the solicitation by the Board of Directors of Heritage Oaks Bancorp (the “Company”), of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 22, 2013, at 7:00 p.m. at the Company’s main branch office at 545 12th Street, Paso Robles, California 93446, and at any adjournment thereof.

PURPOSE OF MEETING

The matters to be considered and voted upon at the Annual Meeting will be:

•	Proposal 1: The election of eleven (11) directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

•	Proposal 2: An advisory vote to approve the Company’s executive compensation for Named Executive Officers.

•	Proposal 3: The ratification of the selection of independent public accountants.

•	Transacting such other business as may properly come before the Annual Meeting and any adjournments thereof.

None of the proposals to be acted upon at the Annual Meeting and discussed in this Proxy Statement carry rights of appraisal or similar rights of dissenters.

GENERAL PROXY STATEMENT INFORMATION

Heritage Oaks Bancorp, a corporation existing and organized under the laws of the State of California, is authorized to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock.  There are an aggregate total of approximately 1,210,538 shares of preferred stock outstanding which do not carry voting rights. All of the outstanding common shares are entitled to vote at the Annual Meeting.  Only those common shareholders of record as of March 25, 2013 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting.  On that date, 25,334,152 shares of common stock were outstanding.  The determination of shareholders entitled to vote at the Annual Meeting and the number of votes to which they are entitled was made on the basis of the Company’s records as of the Record Date.  Proxy Materials are first being sent to shareholders on or about April 16, 2013.

The presence in person or by proxy (including web and telephone voting) of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum for the purpose of transacting business at the Annual Meeting.  Abstentions, shares as to which voting authority has been withheld from any nominee and “broker non-votes” (as defined below), will be counted as present for purposes of determining the presence or absence of a quorum.

A broker or nominee holding shares for beneficial owners may vote on certain matters at the Annual Meeting pursuant to discretionary authority or instructions from the beneficial owners, but with respect to other matters for which the broker or nominee may not have received instructions from the beneficial owners and may not have discretionary voting power under the applicable rule of the New York Stock Exchange or other self-regulatory organizations to which the broker or nominee is a member, the shares held by the broker or nominee may not be voted.  Such un-voted shares are called “broker non-votes.” The rules of the New York Stock Exchange and other self-regulatory organizations generally permit a broker or nominee, in the absence of instructions, to deliver a proxy to vote for routine items, such as the ratification of independent auditors.  Consequently, shares held by a broker or nominee will constitute “broker non-votes” regarding non-routine items, such as the election of directors and the matters regarding executive compensation.

One copy of the Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders.  The Company will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address to which a single copy of the document was delivered.  If a shareholder wishes to receive a separate copy or has received multiple copies at one address and would like to receive a single copy in the future, please contact Broadridge Financial Solutions by phone at (631) 274-2533 or by written request to Heritage Oaks Bancorp c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY  11717

Revocability of Proxies

A Proxy Card for use at the Annual Meeting is enclosed.  Any shareholder who executes and delivers such Proxy Card has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Company an instrument revoking it or by filing a duly executed Proxy Card bearing a later date.  In addition, the powers of the proxy holder will be revoked if the person executing the Proxy Card is present at the Annual Meeting and elects to vote in person by advising the chairman of the Annual Meeting of such election.  Subject to such revocation or suspension, all shares represented by a properly executed Proxy Card received in a timely manner in advance of the Annual Meeting will be voted by the proxy holders in accordance with the instructions on the Proxy Card.

IF NO INSTRUCTION IS SPECIFIED WITH REGARD TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED HEREIN, “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION, AND “FOR” RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS AND, IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Person Making the Solicitation

This solicitation of proxies is being made by the Board of Directors of the Company.  The expense of preparing, assembling, printing, and mailing this Proxy Statement and the material used in the solicitation of proxies for the Annual Meeting will be borne by the Company.  It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors, and employees of the Company and Heritage Oaks Bank may solicit proxies personally or by telephone, without receiving compensation therefor.  Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for their reasonable expense in forwarding these Proxy Materials to their principals.  Copies of the Annual Meeting Proxy Materials, including the Proxy Statement, Proxy Card and Annual Report to Shareholders, are also available at:  http://www.heritageoaksbancorp.com.

Voting Rights

In connection with the election of directors, in accordance with California law, each shareholder entitled to vote may vote the shares owned by such shareholder as of the Record Date cumulatively, if a shareholder present at the Annual Meeting has given notice at the Annual Meeting, prior to the voting, of his or her intention to vote cumulatively.  If any shareholder has given such notice, then all shareholders entitled to vote for the election of directors may cumulate their votes for candidates properly nominated.  Under cumulative voting, each share carries as many votes as the number of directors to be elected, and the shareholder may cast all of such votes for a single nominee or may distribute them in any manner among as many nominees as desired.  In the election of directors, the eleven (11) nominees receiving the highest number of votes will be elected.

On all other matters submitted to the vote of the shareholders, each shareholder is entitled to one (1) vote for each share of common stock owned on the books of the Company as of the Record Date.

PROPOSAL NUMBER 1:

ELECTION OF DIRECTORS

Board of Directors

At the Annual Meeting eleven (11) directors of the Company are to be elected to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.  All of the nominees are currently members of the Board of Directors.  The Bylaws of the Company provide for not fewer than seven (7) or more than thirteen (13) directors.  By resolution, the Board of Directors has fixed the number of directors at eleven (11).  Currently, the Company has eleven (11) directors, including all of the nominees for election.

The persons named below are nominated by the Board of Directors and, unless the shareholder marks the Proxy Card to withhold the vote, the enclosed Proxy Card, if returned and not subsequently revoked, will be voted in favor of their election as directors.  If for any reason any such nominee becomes unavailable for election, the proxy holders will vote for such substitute nominee as may be designated by the Board of Directors.  The proxy holders reserve the right to cumulate votes for the election of directors and to cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion if cumulative voting is involved as described above under “Voting Rights.”

The following table sets forth the names of the persons nominated by the Board of Directors for election as directors and certain additional information as of the Record Date, including biographical information, qualifications, business experience and directorships with other public companies of each nominee covering at least the last five years.

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age
Michael J. Behrman Director
Was a founding director and Chairman of the Board of Business First National Bank from 2001 to 2007. Dr. Behrman joined the Company and Bank as a director, following the Company’s acquisition of Business First National Bank in October 2007. Dr. Behrman is an orthopedic surgeon specializing in hand and upper extremity disorders. He founded Associated Hand Surgeons and has offices in Santa Barbara and Solvang. For over 20 years he has served various positions such as Vice Chairman, Department of Orthopedics, at Santa Barbara’s Cottage Hospital and Chairman, Department of Orthopedics, at St. Francis Medical Center in Santa Barbara. He has an extensive knowledge of and a connection to the medical community along the Central Coast, and the medical community is one the target markets identified by the Company, enhancing his contribution as a director.
54
Donald Campbell Director
Joined the Company and Bank as a founding member in 1994 and 1983, respectively, as Vice Chairman of both Boards. He served many years as the owner of a local real estate office and currently owns El Pomar Vineyard Service, which specializes in agricultural appraisals and vineyard management. He has been involved with the Company for over 27 years and holds strong connections in the community. Over the years, Mr. Campbell has attended numerous seminars and workshops where he has obtained several certifications from banking educators. His leadership abilities and long connection to the local community enhance his ability to serve on the Board.
72

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age
Mark C. Fugate Director
Joined the Company and the Bank as a director in November of 2003, after the acquisition of Hacienda Bank.  Since 1989 he has been in business as a commercial real estate broker, developer and investor, asset manager and farmer, with real property holdings in coastal California, the San Joaquin Valley, and the greater Phoenix area. Mr. Fugate currently serves as real estate broker and co-owner of Charter Brokerage Company. Among his many attributes is his vast knowledge in running a small business and investing in and managing commercial real estate. In addition, he has served and continues to serve on the boards of several nonprofits and community organizations including the Santa Maria Valley Chamber of Commerce. His leadership abilities and long connection to the local community enhance his ability to serve on the Board.
		51
Dee Lacey Director	Has served as a director of the Company and of the Bank since January 23, 1997. Ms. Lacey is a co-owner of Lacey Livestock. Appointed by the Secretary of Agriculture, Ms. Lacey has represented the California Beef Producers on a national level. She has served on a community college board of trustees for several years and was a local school board trustee for over 20 years. Ms. Lacey is well known in the community and has received numerous awards honoring her service to education, agriculture, libraries and museums, all of which provide a valuable perspective as a director.	70
Simone Lagomarsino President, CEO and Director
Has been a director, President and Chief Executive Officer of the Company, and Chief Executive Officer of the Bank since September 10, 2011. She was appointed President of the Bank in January 2012. Ms. Lagomarsino, a financial services professional, has over 30 years of experience in executive positions including President and CEO of Kinecta Federal Credit Union and Hawthorne Savings; CFO at Warner Center Bank, Ventura County National Bank, First Plus Bank, and Imperial Financial Group.  Ms. Lagomarsino’s extensive background in banking provides valuable perspective to the Board. Additionally, in 2012 Ms. Lagomarsino began serving on the Board of the Alzheimer’s Association California Central Coast Chapter and as of January 1, 2013, Ms. Lagomarsino serves on the Board of the Federal Home Loan Bank of San Francisco.  Ms. Lagomarsino was recently appointed to the Board of The Foundation for the Performing Arts Center.
		51

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age
James J. Lynch Director
Joined the Company and Bank in June of 2010. He served as Vice Chairman of Sovereign Bancorp from 2005-2007 and Chairman and Chief Executive Officer of Sovereign’s Mid Atlantic Division from 2002-2007.  Mr. Lynch also served as President and Chief Executive Officer of Fleet Bank in Pennsylvania and Southern New Jersey from 2001-2002. He has been Chairman and CEO at Summit Bank and Prime Bank in Pennsylvania. Mr. Lynch is a Managing Partner of Patriot Financial Partners group of funds. Mr. Lynch serves as the Board representative of those funds, the Company’s largest shareholder. He also serves as the Board representative of those funds on the boards of Cape Bancorp and Palmetto Bancshares Inc.  His extensive background in banking provides valuable perspective to the Board.
		63
Michael J. Morris Chairman of the Board
Joined the Company and the Bank as a director in January of 2001 and currently serves as the Chairman of the Company and the Bank since May 24, 2007. He is an attorney and serves as Chairman of the Board of the law firm of Andre, Morris & Buttery. He has served as a member and chairman of various non-profit boards of directors. He has practiced law in California for over 35 years, during which he has represented a broad array of corporate and municipal clients.  The inclusion of Mr. Morris as a director provides the Board with a unique understanding of a broad range of legal and regulatory matters in its oversight of the Company. Furthermore, his extensive knowledge of local markets and the communities served by the Company gives him unique insights into the Company’s lending challenges and opportunities.
		67
Daniel J. O’Hare Director	Joined the Company and the Bank as director in November of 2004. Since 1999, he has served as President and Managing Director of Glenn Burdette. He has worked as a public accountant for over 23 years. His professional background during the last two decades includes significant experience in management and leadership, manufacturing, construction, real estate development, banking, health care, hospitality and agriculture. He also has extensive training and knowledge of GAAP. His extensive financial expertise enhances his contribution to the Company as a director.	49
Michael E. Pfau Director	Was a founding director for Business First National Bank in 2001. With the acquisition of Business First Bank by the Company, he was appointed to the Board in October 2007. Mr. Pfau is the founding partner of the law firm Reicker, Pfau, Pyle & McRoy LLP, in Santa Barbara. He has served as a member and chairman of various non-profit boards. Mr. Pfau’s expertise in complex business transactions and knowledge of the Santa Barbara market, as well as his extensive legal experience, enhance his ability to contribute to the Company as a director.	59

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age
Alexander F. Simas Director	Was appointed to the Hacienda Bank Board in August 1998. After the Company’s acquisition of Hacienda Bank, he was appointed to the Company and Bank Boards of Directors in November of 2003. Mr. Simas practices law and is a senior shareholder in the law firm of Kirk & Simas. He has worked as an attorney for more than 30 years on small and large business transactions. Many of his cases focus on compensation issues, which positions Mr. Simas to add specialized knowledge and experience as a member of the Board.	62
Lawrence P. Ward Director	Joined the Company as director, President and Chief Executive Officer of the Company in 1993. Prior to joining the Company he led the Bank of Evergreen as President and CEO. He brings to the Board banking industry expertise and management experience. In addition, his experience with various local non-profit organizations provides him with a valuable understanding of the Central Coast. In September of 2011, Mr. Ward retired as President and Chief Executive Officer of the Company after 18 years of service.	61

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH OF THE DIRECTORS NOMINATED FOR RE-ELECTION
IN PROPOSAL ONE.

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Board of Directors in 2012.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
	(1)(1a)	(2)	(3)	(4)	(5)	(6)
Michael J. Morris	$106,267	$9,000	$0	$0	$0	$0	$115,267
Donald Campbell	$35,008	$9,000	$0	$0	$0	$0	$44,008
Michael J. Behrman	$38,033	$9,000	$0	$0	$0	$0	$47,033
Kenneth Dewar	$24,667	$9,000	$0	$0	$0	$0	$33,667
Mark C. Fugate	$40,883	$9,000	$0	$0	$0	$0	$49,883
Dee Lacey	$37,658	$9,000	$0	$0	$0	$0	$46,658
James J. Lynch	$31,600	$9,000	$0	$0	$0	$0	$40,600
Daniel J. O’Hare	$41,083	$9,000	$0	$0	$0	$0	$50,083
Michael E. Pfau	$39,383	$9,000	$0	$0	$0	$0	$48,383
Alexander F. Simas	$39,217	$9,000	$0	$0	$0	$0	$48,217
Lawrence P. Ward	$30,567	$9,000	$0	$0	$0	$0	$39,567

(1)
The following fees apply only to non-employee outside directors of the Company and do not apply to Ms. Lagomarsino. From January, 2012 through April, 2012, the Chairman of the Board received an annual retainer of $37,500 for all meetings, including committee and Board meetings.  All other directors received an annual retainer of $1,200. All directors received $100 for each regularly scheduled meeting. The chairman of each committee received $300 for each regularly scheduled committee meeting during 2012. All other directors received $100 for each regularly scheduled committee meeting during the year.  All annual retainers were pro-rated for the actual number of months in which they were in effect, and are paid monthly at one-twelfth (1/12) the annual rate, one (1) month in arrears.

From May, 2012 through December, 2012, the Chairman of the Board received an annual retainer of $20,000 for all meetings, including committee and Board meetings.  All other directors received an annual retainer of $1,200.  Directors who served as chairman of any of the Audit, Compensation, Joint Regulatory Compliance and Risk Evaluation Committees received an annual retainer of $8,000.  All directors who served as chairman of any other committee received an annual retainer of $3,500. Members of the Audit, Compensation, Joint Regulatory Compliance and Risk Evaluation Committees received an annual retainer of $5,000. Members of any other committee received an annual retainer of $3,000. Committee chairs did not receive fees as a member of the committee they chaired.  All annual retainers were pro-rated for the actual number of months in which they were in effect, and are paid monthly at one-twelfth (1/12) the annual rate, one (1) month in arrears.

Amounts reflected for Mr. Dewar were fees paid for January 2012, through August 2012. Mr. Dewar retired from the Board on August 23, 2012. The total amount of fees paid to outside directors as retainers and for scheduled Board and committee meetings during 2012 was $103,502.

The Company retains the law firm of Andre, Morris and Buttery for legal services. The 2012 retainer was $3,720. The Bank paid the firm an additional $6,032 for other legal services. These amounts are not reflected in the table above.  Chairman Morris is the Chairman of the Board of the law firm of Andre, Morris and Buttery.

(1a)
The following fees apply only to outside directors of the Bank and do not apply to Ms. Lagomarsino. Bank director fees are paid by Heritage Oaks Bank. From January, 2012 through April, 2012, the Chairman of the Board of Directors was paid an annual fee of $112,500 for all meetings, including committee and Board meetings.  All other directors received an annual retainer of $15,000. The chairman of each committee received $300 for each regularly scheduled committee meeting during 2012. All other directors received $100 for each regularly scheduled committee meeting during the year. All other members of the Board received $750 for each regularly scheduled meeting. All annual retainers were pro-rated for the actual number of months in which they were in effect, and are paid monthly at one-twelfth (1/12) the annual rate, one (1) month in arrears.

From May, 2012 through December, 2012, the Chairman of the Board received an annual retainer of $58,500 for all meetings, including committee and Board meetings.  All other directors received an annual retainer of $24,000.  Directors who served as chairman of either the Loan or ALCO Committee received an annual retainer of $8,000.  All directors who served as chairman of any other committee received an annual retainer of $3,500. Members of either the Loan or ALCO Committee received an annual retainer of $5,000. Members of any other committee received an annual retainer of $3,000. Committee chairs did not receive fees as a member of the committee they chaired. All annual retainers were pro-rated for the actual number of months in which they were in effect, and are paid monthly at one-twelfth (1/12) the annual rate, one (1) month in arrears.

Amounts reflected for Mr. Dewar were fees paid for January 2012 through August 2012. Mr. Dewar retired from the Board on August 23, 2012. The total amount of fees paid to directors as retainers and for scheduled Board and committee meetings during 2012 was $364,584.

The Bank paid the law firm of Reicker, Pfau, Pyle & McRoy LLP $1,654 for miscellaneous legal services, which is not reflected in the above table.  Director Pfau is a partner in Reicker, Pfau, Pyle & McRoy LLP.

(2)	Stock awards granted to directors during the 2012 fiscal year.
(3)	There were no stock option grants to directors during the 2012 fiscal year.
(4)	There was no incentive “Plan” in place for directors in 2012.
(5)	There were no pension plans or nonqualified deferred compensation plans in place for directors during the 2012 fiscal year.

CORPORATE GOVERNANCE

Director Independence

For the year 2012, each of the persons nominated for re-election as a director, was “independent” within the meaning of NASDAQ’s Marketplace Rules, except for Simone Lagomarsino, the CEO and President of the Company, and Lawrence Ward, former CEO and President of the Company, who retired in 2011.

Board Meetings and Committees

There were eleven (11) meetings of the Board of Directors of the Company during 2012.  Each director standing for re-election to the Board attended at least seventy-five (75%) of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board on which he/she served.

The Board of Directors is responsible for the overall affairs of the Company.  To assist it in carrying out this responsibility, the Board has delegated certain authority to several Company committees, the duties of which and membership at the end of 2012 were as follows:

Name of Director	Joint Regulatory Compliance and Risk Evaluation	Executive	Compensation	Audit	Nominating and Governance
Simone Lagomarsino		X
Michael J. Behrman	C		X
Mark C. Fugate	X			X	X
Daniel J. O’Hare	X	X	X	C
Lawrence P. Ward
Donald Campbell				X
Dee Lacey			X	X	C
Michael J. Morris	X	C	X		X
James J. Lynch					X
Michael E. Pfau	X	X	X	X
Alexander F. Simas		X	C	X	X

C = Chairman        X = Committee Member

Members of the Board of Directors also participate in monthly Heritage Oaks Bank Board meetings and various committees of Heritage Oaks Bank.

The Executive Committee, subject to the provisions of law and certain limits imposed by the Board of Directors, may exercise any of the powers and perform any of the duties of the Board of Directors.  The Committee did not meet in 2012.

The Joint Regulatory Compliance and Risk Evaluation Committee consists of five (5) independent members as defined in the NASDAQ Marketplace Rules.   In general, this Committee:

•
Monitors efforts of the management of each the Company and Bank to comply with the Memorandum of Understanding between the Company and the Federal Reserve Bank of San Francisco and the Memorandum of Understanding between the Bank and the Federal Deposit Insurance Corporation and California Department of Financial Institutions, and all other directives from governmental authorities that may be applicable to either the Company or the Bank;

•
Reviews significant financial and other risk exposures and the steps management has taken to monitor, control and report such exposures, including, without limitation, legal and regulatory compliance, credit, market, liquidity, reputational, operational, fraud, strategic, technology, data-security and business-continuity risks;

•	Evaluates risk exposure, tolerance for risk, and reviews and makes recommendations to the responsible committees of the Board regarding appropriate transactional limits;

•	Reviews and evaluates the Company and Bank policies and practices with respect to risk assessment and risk management, and reviews the Company and Bank methods for identifying and managing risks;

•
Reviews reports and significant findings of  management’s Risk Management Committee and the Bank’s internal auditor with respect to the risk management activities of the Company and Bank, together with management's responses and follow-up to these reports;

•
Reviews significant reports from regulatory agencies relating to risk issues, and management's responses, except to the extent they are subject to the jurisdiction of another committee of the Board pursuant to that committee's charter;

•	Reviews the scope of the work of management’s Risk Management Committee and its planned activities with respect to the risk management activities of the Company and Bank;

•	Reviews the appointment, performance and replacement of the Company’s Chief Risk Officer;

•	Reviews the Company’s and Bank’s technology risk management program; and

•
Receives reports from management concerning the Company and Bank technology operations including, among other things, business continuity planning, data security, software development project performance, technical operations performance, technology architecture and significant technology investments and approves related plans or policies or recommends such plans and policies to the Boards for approval, as appropriate.

The Committee met thirteen (13) times in 2012.

The Nominating and Governance Committee assists the Board in carrying out its duties and functions regarding corporate governance oversight and Board membership nominations.  The Nominating and Governance Committee consists of five (5) independent members as defined in the NASDAQ Marketplace Rules.  The Committee will consider suggestions or recommendations for Board membership received from shareholders.  Shareholders who wish to make such suggestions or recommendations should forward their written suggestions to the Chairman of the Nominating & Governance Committee, addressed to Heritage Oaks Bancorp, Attn:  Corporate Secretary, 1222 Vine Street, Paso Robles, California 93446.  Whether a person is recommended for Board membership by a shareholder or by a director of the Company, the standards and qualifications to be considered for Board membership include local community involvement, sound reputation, and business or educational experience that will be beneficial to the Company.  The Committee also considers each candidate’s contribution to the diversity of the Board, including personal characteristics, education, experience and skills.  While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy.  At present, the Committee does not engage a third party to identify and evaluate potential director candidates.  All of the nominees approved by the Committee for election at the Annual Meeting were recommended by the Board.  The Committee met one (1) time in 2012.

The Compensation Committee, consisting of six (6) independent members as defined in the NASDAQ Marketplace Rules, has primary responsibility for ensuring that compensation and benefits policies and programs for executive officers and the Board of Directors comply with applicable law and NASDAQ requirements, and are devised and maintained to provide and retain highly competent directors and executive management.  The Committee met fourteen (14) times in 2012.

The Audit Committee, consisting of six (6) independent members as defined in the NASDAQ Marketplace Rules and Section 10A of the Securities Exchange Act of 1934, selects and recommends appointment of independent auditors, reviews and approves professional services performed by them and reviews the reports of their work together with regulatory agency examination reports.  The Committee also reviews and approves the programs, work plan and reports of the internal auditor.  Director O’Hare currently serves as the Company’s “audit committee financial expert.”  The Committee met ten (10) times in 2012.

The Executive, Joint Regulatory Compliance and Risk Evaluation, Compensation, Audit and Nominating and Governance Committee charters are available on the Company’s website at www.heritageoaksbancorp.com under the “Investor Relations” tab.

Each current and nominated Board member is encouraged to attend the Annual Meeting.  Ten (10) of the eleven (11) members of the Board attended the 2012 Annual Meeting.

Indebtedness and Other Transactions with Directors and Executive Officers

In accordance with the Code of Conduct, the Board of Directors is responsible for reviewing and acting upon all related party transactions required to be disclosed by Item 404(a) of Regulation S-K for potential conflicts of interest.  Additionally, the Company has long had an unwritten practice that restricts reportable transactions with affiliated persons and requires prior approval of the Board of Directors.

Prior to engaging in any reportable related party transaction, a description of the nature and structure of the transaction, along with any necessary supporting documentation, is submitted to the Board of Directors.  In determining whether to approve a reportable related party transaction, the Board of Directors will consider, among other things, the following:

•	Whether the terms of the transaction are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the related person to the transaction;

•	The role the related person has played in arranging the transaction;

•	The structure of the transaction; and,

•	The interests of all related persons in the transaction.

The Company will only enter into a related party transaction if the Board of Directors determines that the transaction is beneficial to the Company, and the terms of the transaction are fair to the Company.  The Company did not enter into any related party transactions during 2012; however, the Bank did enter into certain non-material transactions with related parties, which are more fully set forth in the Company’s 2012 Form 10-K.

Additionally, the Company’s subsidiary, Heritage Oaks Bank, has had and expects to have banking transactions in the ordinary course of business with many of the directors and executive officers of the Bank (and their associates), on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable loans with persons not related to the Company.  During 2012 no loan to any director or executive officer of the Company (or their associates) involved more than normal risk of collectability or presented other unfavorable features.  All loans to directors or executive officers would be subject to the limitations prescribed by California Financial Code Section 3370, et seq. and by the Financial Institutions Regulatory and Interest Rate Control Act of 1978.

Board Leadership Structure

It is the role of the Nominating and Governance Committee to annually review, and when appropriate make recommendations to the Board of Directors concerning, board composition, structure, and functions.  The Board has deemed it appropriate to have two (2) separate individuals serve as Chairman of the Board and Chief Executive Officer.  According to the Company’s Bylaws, the Chairman of the Board shall preside at meetings of the Board of Directors and shareholders and exercise and perform such other powers and duties as may be from time to time assigned to him/her by the Board of Directors or prescribed by the Bylaws.  The Bylaws further provide that the President of the Company will be the Chief Executive Officer and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the corporation.  As the oversight responsibilities of the Board of Directors grows, the Board believes it is beneficial to have an independent Chairman with the sole job of leading the Board, while allowing the President/CEO to focus her efforts on the day-to-day management of the Company.  The Board believes that it is important to have the President/CEO as a director.  The Company aims to foster an appropriate level of separation between these two distinct levels of leadership of the Company.  In addition to the Chairman, leadership is also provided through the respective chairs of the Board’s various committees.

Board’s Role in Risk Oversight

It is a fundamental part of the Board’s responsibility to understand the risks the Company faces and the steps management is taking to manage those risks.  It is also important that the Board establishes the level of risk that is appropriate for the Company.  While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk oversight.  In particular, the Audit Committee focuses on the oversight of financial risk, including internal controls, and receives an annual report from the Company’s outside auditor.  The Joint Regulatory Compliance and Risk Evaluation Committee fulfills its oversight responsibility with respect to compliance and operational risk, by working with the Company’s EVP/General Counsel and Chief Risk Officer to understand regulatory and legislative issues and the Company’s operations and systems.  In setting compensation, the Compensation Committee strives to create incentives that do not encourage excessive risk-taking beyond the Company’s ability to effectively identify and manage risk.  The Bank’s Board has a number of committees which serve to oversee risk at the Bank level. The Committees ultimately report to the Boards of Directors of both the Bank and the Company.

EXECUTIVE COMPENSATION

Executive Officers

The Board has designated the following officers as executive officers of the Company and/or Heritage Oaks Bank:  President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and Chief Credit Officer, Executive Vice President and General Counsel, Executive Vice President and Market Area President, San Luis Obispo County, Executive Vice President and Market Area President, Santa Barbara and Ventura Counties, Executive Vice President and Senior Operations Officer, and Executive Vice President and Talent Management and Organizational Development Officer.  At December 31, 2012, the incumbents to those offices were:  Simone F. Lagomarsino, William Yarbenet, William Raver, Rob Osterbauer, Joanne Funari, T. Joseph Stronks and Karen Dally, respectively, except for the office of Chief Financial Officer, which was temporarily held by Simone Lagomarsino until Mark Olson joined the Company and the Bank as Chief Financial Officer on January 7, 2013.  Set forth below is information regarding the executive officers except for Ms. Lagomarsino, who is a director nominee and whose information has been presented above.

Mark K. Olson, 49, joined the Company and the Bank as Executive Vice President and Chief Financial Officer on January 7, 2013. He has over 23 years of financial services industry experience and is responsible for directing and overseeing the company’s finance and accounting functions. He held a number of senior financial management positions prior to joining the Bank and served as Executive Vice President and Chief Financial Officer at Pacific Capital Bancorp and was with Goldman Sachs Bank, USA and at Westcorp. Mark is a Certified Public Accountant.

William Yarbenet, 54, joined the Bank as Executive Vice President and Chief Credit Officer on January 30, 2012. Prior to his appointment with Heritage Oaks Bank, Mr. Yarbenet served as Executive Vice President and Chief Credit Officer at PremierWest Bancorp since August 2009. Prior to that, Mr. Yarbenet served as Vice President and Chief Credit Officer at The Goldman Sachs Group, Inc. from 2004 to 2009.

William Raver, 58, has served as General Counsel of the Company and Heritage Oaks Bank since July 2008 and was promoted to Executive Vice President in February of 2009.  Previous to his appointment as General Counsel, Mr. Raver served Heritage Oaks Bank in the capacity of Compliance Officer beginning in 2004. Prior to joining the Company, he worked as an attorney for over 23 years.  He oversees Legal, Compliance, Regulatory and Corporate Governance, as well as Risk Management issues. Mr. Raver is also Heritage Oaks Bank’s Chief Risk Officer and the Secretary of the Company and Heritage Oaks Bank.

Rob Osterbauer, 42, joined Heritage Oaks Bank as Executive Vice President, Market Area President for San Luis Obispo County in May 2012. Mr. Osterbauer leads the Bank’s agricultural lending effort in addition to overseeing the retail and commercial banking divisions in San Luis Obispo County. Mr. Osterbauer comes to his new position with a deep background in agribusiness lending. He spent the immediately preceding seven years at Rabobank NA, where he most recently managed the bank’s Central Coast agribusiness division. He is a Certified Public Accountant who dedicated six years of his career to public accounting. He has long-term roots on the Central Coast, having received a Business Economics degree from UC Santa Barbara before completing an MBA at Cal Poly, San Luis Obispo. He is a member of the American Institute of Certified Public Accountants and the California Society of CPAs.

Joanne E. Funari, 53, joined the Company and the Bank in 2007 and served a dual role as President, Business First Bank, a division of Heritage Oaks Bank and Executive Vice President and Chief Lending Officer of Heritage Oaks Bank. In January 2012, Ms. Funari assumed the role of Market Area President for Santa Barbara and Ventura Counties and leads our efforts to grow loans and deposits in both these Counties. Ms. Funari previously served as the President and member of the Board of Directors for Business First National Bank.  Ms. Funari previously held the position of Executive Vice President and Chief Credit Officer of Business First National Bank from May 2000 to December 2005.  Prior to joining Business First National Bank, Ms. Funari served as an officer at Santa Barbara Bank & Trust from 1993 to 2000, where she was most recently a Senior Vice President.  Prior to that, Ms. Funari was Chief Credit Officer, western region of Bank of New York and Chemical Bank.  Ms. Funari has been in banking since 1981. Ms. Funari has more than 30 years of experience in all facets of banking, including lending, marketing, sales administration and management.

T. Joseph Stronks, 44, joined the Bank in October 2007 as Senior Vice President of Central Services and eBanking. In March 2010, Joseph was promoted to Senior Operations Officer and was again promoted in December 2012 earning the title Executive Vice President. As Senior Operations Officer, Joseph oversees the Services Solutions, Information Technology and Deposit Operations departments. Joseph has over 20 years of community banking experience. He is a graduate of the University of California at Santa Barbara, has completed his Project Manager Certification through UCSB Extension, and is a 2009 graduate of the Pacific Coast Banking School.

Karen Dally, 59, joined Heritage Oaks Bank in February 2012 as Executive Vice President, Talent Management and Organization Development Officer. Prior to joining the Heritage Oaks Bank team, Ms. Dally held the Senior Vice President of Human Resources and Chief Administrative Officer titles at various banks. Most recently her work experience includes CoastHills Federal Credit Union, Vineyard Bank, N.A., and Hawthorne Savings. With over 20 years of experience as a human resource executive, training and administrative professional, Ms. Dally has led strategic corporate culture transformations, talent acquisition, and training and development programs. She also maintains a human resource certification as an SPHR-CA professional.

COMPENSATION DISCUSSION AND ANALYSIS

This section addresses the compensation programs, philosophy and objectives, of Heritage Oaks Bancorp and its banking subsidiary, Heritage Oaks Bank (collectively, the “Company”), including the process for making compensation decisions, the role of the CEO in the design of such programs, and the Company’s 2012 executive compensation components.  This section also addresses the factors most relevant to understanding the Company’s compensation programs and what they are designed to reward, including the essential elements of compensation, the reasons for determining payment of each element of compensation, and how each compensation element fits into the Company’s overall compensation objectives and affects decisions regarding other compensation elements.

Executive Summary

The Compensation Committee of the Board of Directors establishes and administers the compensation and benefit programs for the “Named Executive Officers”, i.e., the persons identified in the Summary Compensation Table below.  The Committee consists entirely of independent directors.  The Committee carefully establishes the components of the executive compensation programs in light of the goal of attracting and retaining high quality executives and to incent behavior to create shareholder value.  The Committee considers the compensation programs of peer financial institutions to ensure that the Company’s compensation programs are competitive with market practices.

The Compensation Committee philosophy, practices and policies have been developed over a number of years and have not historically been subject to sweeping, material changes.  Since 2009, the Company has included an advisory vote to approve executive compensation, providing shareholders with an opportunity to communicate their views on the Company’s executive compensation program.  In 2012, the Company’s executive compensation was approved by approximately ninety-four percent (94%) of the voting shareholders.  The Committee considered the results of this vote in setting executive compensation for 2013 and concluded that the strong support of the Company’s compensation program clearly indicates that shareholders concur with the Company’s alignment of compensation and performance.

Effect of the Company’s Status as a TARP Recipient on Compensation Programs

The executive compensation limitations under the Emergency Economic Stabilization Act of 2008 (“EESA”) and American Reinvestment and Recovery Act of 2009 (“ARRA”) that are discussed below have applied to the Bank since the March 20, 2009, closing of the Company’s transaction with the United States Treasury Department under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”). EESA and ARRA include additional guidelines for consideration by the Compensation Committee (“the Committee”) which have been incorporated into the Committee’s annual review of executive compensation.

On March 20, 2009, the Company sold a series of its preferred stock and issued warrants to purchase common stock, to the U.S. Department of Treasury under the TARP CPP created under the EESA. As a result of this transaction, the Bank became subject to certain executive compensation requirements under TARP CPP, the EESA, and Treasury Department regulations. Those requirements apply to the Bank’s Named Executive Officers (defined in item 402(a) (3) of Regulation S-K as the Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and the three (3) most highly compensated executive officers other than the PEO and PFO) and to the Bank’s Senior Executive Officers, defined in Section 111(a) (1) of EESA as the top five (5) most highly paid executives.  For purposes of this Compensation Discussion and Analysis, both Named Executive Officers and Senior Executive Officers, to the extent those groups differ, are referred to hereafter as “SEOs.”

On February 17, 2009, the President of the United States signed into law the ARRA. The ARRA contains expansive new restrictions on executive compensation for participants in the TARP CPP. The ARRA amends the executive compensation and corporate governance provisions of EESA.  In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) contained numerous provisions pertaining to executive compensation for public companies and financial institutions.  As many rules implementing Dodd-Frank are yet to be written, additional limitations on our compensation practices may be forthcoming. Current requirements include the following:

•	A prohibition on providing incentive compensation arrangements that encourage SEOs to take unnecessary and excessive risks.

•
The Committee must review SEO incentive compensation arrangements with senior risk officers to ensure that SEOs are not encouraged to take such risks and must meet every six (6) months with senior risk officers to discuss and review the relationship between risk management policies and practices and the SEO incentive compensation arrangements.

•
Recovery of any bonus or incentive compensation paid to an SEO where the payment was later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate.

•	Limits on the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service.

•	Limits on the Bank’s tax deduction for compensation paid to any SEO in excess of $500,000 annually.

•	Limits on the incentive compensation paid to the Bank’s most highly compensated SEO, including prohibitions on bonus payments.

•	Prohibition of any payment to any SEO upon termination of employment, for any reason, for as long as any TARP CPP obligation remains outstanding.

•
Recovery of any bonus or other incentive payment, made on the basis of materially inaccurate financial or other performance criteria, paid to the next twenty (20) most highly compensated employees in addition to the SEOs.

•	Prohibition on compensation plans that “encourage” earnings manipulation.

•
A requirement that the CEO and CFO provide a written certification of compliance with the executive compensation restrictions in ARRA in the Bank’s annual filings with the SEC and certain certifications from the Compensation Committee.

•	Implementation of a Bank-wide policy regarding excessive or luxury expenditures.

•
The U.S. Department of the Treasury will review bonuses, retention awards, and other compensation paid to the SEOs and the next twenty (20) most highly-compensated employees of each bank receiving TARP CPP assistance before ARRA was enacted, and may “seek to negotiate” with the TARP CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with the TARP CPP or otherwise in conflict with the public interest.

Actions by Compensation Committee to Comply with EESA and ARRA

The changes to the executive compensation limitations imposed by ARRA are broad. An interim final rule on the executive compensation limits was issued in June 2009, and amended in December 2009. The Committee considered these new limits on executive compensation and modified the Bank’s executive compensation program as needed. The Bank fully complies with the relevant limitations on executive compensation.

The executive compensation discussed in this Compensation Discussion and Analysis (CD&A) covers the 2012 year, and includes compensation decisions related to the SEOs made, in some cases, before the Bank became a participant in the TARP CPP. The Committee urges our shareholders to remember that fact when reviewing this proxy statement, and to understand that compensation decisions made since the Bank became a TARP CPP participant incorporate the EESA and ARRA requirements as well as current market realities, and the performance of the Bank.

Philosophy

The Company’s executive compensation programs are designed to attract and retain high quality executive officers that are critical to the Company’s long-term success.  The Company’s Board of Directors and management believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals. This approach aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate goal of improving shareholder value without rewarding short-term risk-taking.  This is achieved with long-term equity incentives, which vest over a three (3) to five (5) year period.  Each component of total compensation was compared against a regional peer group of eighteen (18) publicly traded financial institutions that are similar to the Company in asset size, geography and performance.  (See “Peer Group Review” section below.)

The Committee’s compensation philosophy is to target base salaries between the 50th and 75th percentile of our peer group and target total compensation (including annual bonuses, long-term equity incentives, and benefits) between the 50th and 75th percentiles of the regional peer group.  The Company believes paying total compensation between the 50th and 75th percentile for above-average performance is critical for attracting and retaining the qualified executives it needs to achieve its business objectives.   Overall, compensation paid to Company executives is believed to be competitive with market practices.

Base salary levels for each SEO are established based on the officer’s roles and responsibilities and prior year compensation.  Any performance-based incentive bonuses and long-term equity incentives, are based on both corporate and/or individual performance objectives.  The Committee may use any type of performance criteria, market comparison, and extraordinary events when making the decision to offer an equity award.

Process for Making Compensation Decisions

Role of the Chief Executive Officer

During the established annual review cycle, the Company’s Chief Executive Officer (the “CEO”) conducts an annual performance evaluation process for all SEOs, other than for herself.  As part of each annual performance evaluation, the CEO considers, among other key factors:  i) the executive’s performance of job responsibilities and achievement of individual and/or departmental objectives; and ii) management and leadership skills.  In addition, the executive’s contributions to the Company’s overall financial goals are indirectly considered.

Based on this evaluation, the CEO determines, for each of the SEOs (other than herself), recommendations for base salary adjustments, including merit increases, and any bonus amounts to be made to the Compensation Committee for its review.  Any SEO’s performance-based bonus is determined by the Company’s financial performance and individual performance goals.  The Compensation Committee reviews the CEO’s recommendations and can modify a recommended amount in its discretion.  Recommendations by management for the grant of equity awards to SEOs under the Company’s equity compensation plan are submitted to the Compensation Committee for approval as appropriate, to assure the Committee considers the other elements of proposed compensation.

Role of the Compensation Committee

The Compensation Committee has responsibility to evaluate and provide oversight of the Company’s compensation programs.  The Compensation Committee evaluates the Company’s financial performance and relative shareholder return when developing executive compensation philosophy and incentive plans and ensures compensation plans do not reward excessive risk-taking.  Generally, the types of compensation and benefits provided to the SEOs are similar to the other executive officers.  The Compensation Committee is also responsible for the review and approval of corporate goals and objectives relevant to compensation of the Company’s CEO, to evaluate the performance of the CEO in light of the goals and objectives and to determine and approve the CEO’s compensation levels based on this evaluation.  Additionally, the Compensation Committee reviews compensation levels for members of the Company’s executive management team including the CEO’s recommendations on any annual bonus and salary increases for the other SEOs.

The Compensation Committee also periodically reviews the compensation levels of the Board of Directors.  In its review, the Compensation Committee looks to ensure that the compensation is fair, reasonably competitive and commensurate with the amount of work required both from the individual directors as well as from the Board in the aggregate.

To achieve these goals and objectives, the Compensation Committee expects to maintain compensation plans that create executive and director compensation programs that are set at competitive levels of comparable public financial services institutions with comparable performance.

The Compensation Committee has followed certain fundamental objectives to ensure the effectiveness of the Company’s executive compensation strategy.  These objectives include the following:

1.
Internal and external fairness.  The Compensation Committee recognizes the importance of perceived fairness of compensation practices both internally and externally.  The Committee evaluates the Company’s financial performance when reviewing executive compensation plans, taking into consideration such factors as the economic environment and general market conditions as well as the economic impact of the Company’s compensation practices.

2.
Performance-based incentives.  The Company established an incentive plan based on the achievement of specific 2012 4th quarter financial, strategic, and operational goals.  The payment of incentives for all employees, including executives, were contingent on four (4) metrics; pre-tax/pre-provision income, efficiency ratio, non-performing assets to total assets, and our peer ranking as measured against a defined group of other comparable California banks. The CEO did not participate in this plan.

3.
Shareholder value and long-term incentives.  The Compensation Committee believes that the long-term success of the Company and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives.  The Company’s compensation strategy encourages equity-based compensation to align the interests of management with the shareholders.

4.
Full disclosure.  The Compensation Committee seeks to provide full disclosure to the independent members of the Board of Directors of the Company of the compensation practices and issues to ensure that all directors understand the implications of the Committee’s decisions.

The Compensation Committee has reviewed the compensation practices of peers and considered management’s individual efforts for the benefit of the Company, as well as reviewed various subjective measures in determining the adequacy and appropriateness of the compensation of executives.  The Compensation Committee takes into account the performance of the executives as well as their longevity with the Company and recognizes that the competition among financial institutions for attracting and retaining executives has become more intense in the past few years.  The Compensation Committee takes such market considerations into account to ensure that the Company is providing appropriate long-term equity incentives to enable it to continue to attract new executives and to retain the ones it already employs.  General economic conditions and the past practices of the Company are also factors that are considered by the Compensation Committee.  The Compensation Committee has established various processes to assist in ensuring that the Company’s compensation program is achieving its objectives.  Among these are:

Assessment of Company Performance

In establishing total compensation benefits, the Compensation Committee considers company performance measures quarterly compared to other California banks ranging in size between $500 million and $1.5 billion, in the following categories, with each factor weighted equally:
•	ROA
•	ROE
•	Capital
•	Loan Growth
•	Growth in non-interest bearing DDA
•	Non-performing loans/total loans
•	Texas Ratio
•	Efficiency Ratio

This information is used in two ways: First, to gauge generally the overall Company performance relative to peer companies and, second, to gauge the overall Company performance against the Company’s own strategic objectives. However, these are not specific performance targets; this subjective view of general Company performance is then utilized as one element in determining overall compensation ranges.

Assessment of Individual Performance

Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers.  For the executive officers, the Committee receives a performance assessment and compensation recommendation from the CEO, other than for herself, and also exercises its judgment based on the Board’s interactions with its executive officers.  As with the CEO, the performance evaluation of these executives is based on his or her contribution to the Company’s performance, and other leadership accomplishments.

Total Compensation Review

The Compensation Committee reviews each executive’s base pay, any incentive bonus, and equity incentive compensation annually.  Following the 2012 review, the Committee determined that these elements of compensation were reasonable in the aggregate.

Compensation Consultants

In 2012, the Committee hired Gayle Appelbaum of the McLagan Group (An Aon Hewitt Company) to conduct an analysis of the compensation arrangements for the SEOs and directors, as well as to assist in the discussion of other employee compensation. McLagan was paid a total of $37,475.81 for its consulting services.

Peer Group Review and Market Study

When reviewing compensation components for the SEOs and directors, the Compensation Committee considers the compensation practices of specific peer companies whose asset size, geography and performance are comparable to the Company.  In selecting the peer group to be considered in setting 2012 compensation, the Compensation Committee considered other banks with assets from $700 million to $2 billion located in California.

The Compensation Committee approved the following specific peer group of eighteen (18) publicly-traded financial institutions in 2012 for purposes of review and analysis and for setting 2012 compensation:

• 1 Farmers & Merchants Bancorp  FMCB
• 2  First California Financial Group  FCAL
• 3  Bank of Marin Bancorp  BMRC
• 4  Preferred Bank  PFBC
• 5  Sierra Bancorp  BSRR
• 6  Heritage Commerce Corp  HTBK
• 7  Provident Financial Holdings  PROV
• 8  Bridge Capital Holdings  BBNK
• 9  First PacTrust Bancorp Inc.  BANC
• 10  Pacific Mercantile Bancorp  PMBC
• 11  Pacific Premier Bancorp  PPBI
• 12  Kaiser Federal Financial Group  KFFG
• 13  Bank of Commerce Holdings  BOCH
• 14  North Valley Bancorp  NOVB
• 15  California United Bank  CUNB
• 16  Central Valley Community Bancorp  CVCY
• 17  First Northern Community Bancorp  FNRN
• 18  FNB Bancorp  FNBG

Note:  Some financial institutions in this peer group may no longer exist.

Executive Compensation Components

For the fiscal year ended December 31, 2012, the principal components of compensation for the SEOs were: i) base salary, ii) performance-based incentive bonuses (for the 4th quarter of 2012 only), iii) equity awards, and iv) perquisites and other retirement benefits.  The Company’s policies and practices for each of the principal compensation components are explained in the following paragraphs.

Base Salary

Base salary is established based on market data and is adjusted based on individual performance and experience.

Performance-Based Bonus

Performance-based incentive bonuses for SEOs for 2012 are payable in 2013, and are based on the overall performance of the Company for the 4th quarter of 2012, modified by individual performance. The Company established an incentive plan based on the achievement of specific 2012 4th quarter financial, strategic, and operational goals.  The payment of incentives for all employees, including executives, was contingent on four (4) metrics; pre-tax/pre-provision income, efficiency ratio, non-performing assets to total assets versus peer banks, and the Company’s peer ranking as measured against a defined group of other comparable California banks. The CEO did not participate in this plan.

Equity Awards

The purposes of equity awards are to allow executives to share in the growth and prosperity of the Company, to retain executives over the long term and to maintain competitive levels of total compensation.  Equity awards for executives must be approved by the Compensation Committee.

The 2005 Equity Based Compensation Plan allows the Company to offer multiple equity vehicles as incentives, including options, restricted stock, and stock appreciation rights.  Executives may be awarded a blend of equity incentives.    For 2012, SEOs were granted a blend of Incentive Stock Options and Restricted Stock Awards as incentive equity compensation.

Award levels are based upon observed award levels among the peer group and the executive’s level of responsibility and influence on the performance of the Company.  Executives are granted stock options and/or restricted stock upon hire and may receive grants bi-annually thereafter, based on performance.  The option and restricted stock price is based on the fair market value on the effective date of the grant.  Requests for grants are made at regularly scheduled Committee meetings.

Perquisites and Other Benefits

Consistent with the Company’s compensation objectives, SEOs are provided perquisites and other benefits that management believes are reasonable and consistent with the Company’s overall compensation program and which keep the Company competitive in the marketplace.  The Company periodically reviews the level of perquisites and other benefits provided to the SEOs for suitability with the program objectives.

The Company is competitive with market practices by providing medical, dental, vision and life insurance, and a 401(k) employer matching contribution of $.30 per dollar up to the first five percent (5%) of compensation.

The Company formerly offered an Employee Stock Ownership Plan (the “ESOP”) under which the Company could make discretionary contributions of shares of common stock to the ESOP.  The decision normally was based on the Company’s financial performance and condition.  The purposes of the ESOP were to include all eligible employees in the ownership of the Company, to provide them with compensation that was free from current income tax and to accumulate benefits for retirement.  Stock was awarded as a percentage of eligible salary.  Executives received the same percentage as all other employees, up to the IRS limits. The Company made no contributions to the ESOP in 2011 or 2012.  In February 2013, the Board of Directors voted to suspend the ESOP and make no further contributions.

Salary Continuation Plan

The Bank sponsored a Salary Continuation Plan (“SCP”) for certain qualified employees who held a senior vice president or above-level title on or before December 31, 2011. In the past, this plan was generally part of the Bank’s employment offer for selected senior executives, and is not available to any employee hired on or after January 1, 2012. It is a non-qualified executive benefit plan that typically provides a post-employment monthly retirement benefit, or payments in the event of death or disability. The plan vests over ten (10) years after the SCP issuance date and the benefit is paid monthly for fifteen (15) years after the final date of Bank employment. The plan provides for reduced monthly payments or lump sum benefits in the event of early termination (without cause), disability, or death of the participant. The Bank purchased a Bank Owned Life Insurance policy (BOLI) for each SCP to offset the cost of the benefit. The BOLI is a Bank asset with the executive as the insured and the Bank as the owner and beneficiary. There are only five (5) current employees who participate in this plan. The SCPs contain a change in control provision which entitles the participant to full benefits under the plan if employment is terminated within twelve (12) months of a defined change in control event.

Employment Contracts and Change in Control Arrangements

There is only one (1) employment contract between the Company or the Bank and SEOs, and that is with Joanne Funari, Market Area President for Santa Barbara and Ventura Counties.

Joanne Funari’s agreement established a base salary in 2007 and allows for an increase annually.  As of December 31, 2012, the base salary is $213,200. The agreement provides for continuing participation in the Bank’s incentive bonus compensation, 401(k), and executive salary continuation plans. The agreement also provides for an automobile allowance of $1,000 per month.  Ms. Funari’s contract expires on May 29, 2013, but automatically renews for one (1) year periods unless notice of intent to terminate is given by Ms. Funari or the Bank.

The agreement provides that in the event of termination without cause or resignation for good reason prior to a change in control or expiration, the Bank shall pay severance pay, on the first day of the seventh month following termination and the next eleven (11) successive months, a payment equal to the executive’s monthly base salary plus one-twelfth (1/12) of the amount of the executive’s bonus paid in the year preceding the termination.   In the event of resignation for good reason or termination without cause within twenty-four (24) months after a change in control, Ms. Funari would be entitled to severance pay equal to one (1) year’s base salary plus one (1) times the amount of her bonus, if any, paid from the Bank Incentive Bonus Plan for the year preceding the change in control. In June 2009, Ms. Funari’s agreement was amended to comply with the requirements imposed on the Company under the EESA and ARRA as a recipient of TARP CCP. Given the limitations under the EESA and ARRA, she may not receive the severance or change in control benefits provided by her agreement for so long as the Company is a TARP CPP participant.

Compensation Risk Assessment

In determining the level of risk arising from the Company’s compensation policies and practices, a thorough review and risk assessment evaluation was conducted in February, 2012 and again in August, 2012 with the Chief Risk Officer. The Committee reviewed the Company’s compensation plans for all employees as well as the overall compensation.  The Compensation Committee evaluated the form and mix of compensation, controls and process, and the Company’s business strategies.

The Compensation Committee of the Board of Directors reviewed changes to compensation plans of SEOs and compensation plans for all other employees with the Chief Risk Officer of the Bank. The following is the overall risk assessment of compensation plans:

Senior Executive Officers’ Plans.  The SEOs’ plans were reviewed for features that may create incentives for unnecessary risk-taking. Each component of the SEO plan was reviewed.

Base Salaries. The Base Salary component is tied to competitive market rates and salaries are targeted at the 50th to 75th percentile of peers. Controls for the President/CEO’s base salary rates include requiring recommendations and approvals by the Compensation Committee. In addition, the committee reviews the CEO’s pay level recommendations and performance reviews for the remaining executives. No features were identified that could promote unnecessary and/or excessive risk taking.

Incentive Compensation. The Committee approved a 2012 4th Quarter Incentive Compensation Plan designed to promote long-term Bank performance. Under the Plan, payments were tied to the achievement of a variety of Bank-wide metrics that are not subject to manipulation, including performance versus peer banks, modified by individual performance.  The Committee reviewed bank performance prior to recommending payment under the Plan to the Board of Directors.

Long-Term Equity Compensation. The Committee approved certain awards of equity to SEOs and other officers in 2012.  Mr. Yarbenet and Mr. Osterbauer also received equity awards when they were hired. The Equity Based Compensation Plan and 2012 equity awards made pursuant to that plan are not based on performance goals that incent executives to take unnecessary and excessive risks that could threaten the value of the Bank. They are time-vested to encourage executives to make decisions in the long-term interests of the Bank

Other Compensation. Ms. Funari’s Change in Control plan complies with TARP limitations that prohibit payout while the Bank is a TARP CPP participant.

The Bank previously offered Salary Continuation Agreements (SCAs) to certain SEOs, but did not do so in 2012. The features of the SCAs include time vesting over long periods and accumulation of value for retention purposes. No features were identified that incent or reward employees to make decisions that result in short-term or temporary increases in earnings, and that ultimately may not result in an increase in the long-term value of the Company or its shareholders.

Employee Compensation Plans.   The employee compensation plans were reviewed for features that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee. The Base Pay component is tied to external and internal competitive rate structures. Controls that limit unnecessary risks include management approval of individual changes, a budget review process, a job pricing process, and guidelines for employee placement and advancement in the ranges, as well as a uniform performance review structure. The Sales Commission component ties commissions to deposit gathering and bank product sales and is transaction based. Employees do not have the ability to manipulate earnings so as to influence the amount of Sales Commission that they would be entitled to.   Thus, adequate controls are in place to insure that transaction manipulation does not take place. Total compensation paid as Sales Commissions (separate from the mortgage department commissions) is approximately one percent (1%) of the Bank’s compensation expense. Employees were eligible to earn bonuses under the 2012 4th Quarter Incentive Compensation Plan.  Employees had goals tied to a variety of Bank-wide metrics, as discussed above, and the Compensation Committee reviewed Bank performance prior to recommending payment under the plan to the Board of Directors.

The Mortgage Pay Structure is production commission based on, and paid out after loans complete the underwriting and approval process and are funded. Employees do not have the ability to manipulate earnings so as to influence the amount of production commission that they would be entitled to. Loans are underwritten and approved by separate staff members who are not on a production commission pay structure. Commission payment calculation is separately performed by the Accounting Department and processed through the Human Resources Department to prevent manipulation of commission calculation.

The Compensation Committee has concluded that the Company’s compensation arrangements do not encourage employees to take unnecessary or excessive risks.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on our Committee review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Compensation Committee of the Board:
Alexander F. Simas, Committee Chairman
Michael J. Behrman
Mark C. Fugate
Dee Lacey
Daniel J. O’Hare
Michael E. Pfau

Summary Compensation Table

The following table sets forth summary compensation information for the president and chief executive officer, chief financial officer and each of the other three (3) most highly compensated NEOs as of the end of the last fiscal year.  Bonus amounts were paid in the year shown.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

		(1)	(2)	(3)	(4)	(5)	(6)	(7)
Simone F. Lagomarsino	2012	$400,000	$0	$0	$0	$0	$52,902	$11,346	$464,248
Chief Executive Officer/President of the	2011	$116,667	$0	$200,001	$0	$0	$8,612	$47,539	$372,819
Company and Bank

Ronald Oliveira	2012	$57,024	$0	$0	$0	$0	$0	$1,000	$58,024
Former Executive Vice President of the Company/	2011	$330,865	$38,700	$0	$0	$0	$81,967	$12,050	$463,582
President of the Bank & Chief Operating Officer

Thomas J. Tolda	2012	$230,449	$0	$0	$0	$0	$0	$14,257	$244,706
Former Executive Vice President/	2011	$250,000	$0	$0	$60,006	$0	$34,591	$63,850	$408,447
Chief Financial Officer

William Yarbenet	2012	$163,481	$0	$20,995	$49,002	$0	$0	$51,310	$284,787
Executive Vice President/Chief Credit Officer

Joanne E. Funari	2012	$211,833	$0	$59,998	$39,998	$0	$20,311	$24,365	$356,505
Executive Vice President/Market Area President for	2011	$203,159	$0	$0	$0	$0	$19,036	$23,630	$245,825
Santa Barbara and Ventura Counties

Robert Osterbauer	2012	$144,160	$16,000	$150,000	$50,001	$0	$0	$48,831	$408,993
Executive Vice President/Market Area President
for San Luis Obispo County

1)	Amounts shown include cash and non-cash compensation received as well as amounts earned but deferred at the election of those officers under the 401(k) Plan.
2)	Except for Mr. Oliveira, no annual cash bonuses were paid in 2011. The bonus paid to Mr. Oliveira was earned in 2010. In 2012, Mr. Osterbauer received a $16,000 performance bonus.
3)	For the awards of stock, the dollar amount represents the grant date fair value computed in accordance with FASB ASC Topic 718 with respect to awards granted in the 2011 and 2012 fiscal years.
4)	Amounts shown reflect the fair value of stock options granted for the 2011 and 2012 fiscal years pursuant to FASB ASC Topic 718.
5)	No amounts were paid or payable under the 2007 incentive plan in 2011 and 2012 as Bank performance did not meet the minimum requirements of the plan.
6)
Amounts shown are the annual accrual dollar amounts under the executive’s salary continuation plans.  This rate is determined annually based on the discount rate policy and pursuant to Financial Institutions Letter 16-2004.

7)	All Other Compensation Footnotes:

Amounts shown for Ms. Lagomarsino in the 2011 figures include $45,000 in relocation allowance, automobile usage valued at $2,489, and a $50 gift card.

Amounts shown for Ms. Lagomarsino in the 2012 figures include automobile usage valued at $5,766, $750 in employer Health Savings Account contributions, and $4,830 in 401(k) Company matched contributions.

Amounts shown for Mr. Tolda in the 2011 figures include $50,000 in signing bonus, a $12,000 automobile allowance, $50 gift card, and $1,800 in 401(k) Company matched contributions.

Amounts shown for Mr. Tolda in the 2012 figures include a $10,333.33 automobile allowance, $656.25 in employer Health Savings Account contributions, and $3,267.50 in 401(k) Company matched contributions.

Amounts shown for Ms. Funari in the 2011 figures include $111 in term life insurance premiums, $8,871 in club dues, a $12,000 automobile allowance, a $50 gift card, and $2,598 in 401(k) Company matched contributions.

Amounts shown for Ms. Funari in the 2012 figures include $199 in term life insurance premiums, $9,128 in club dues, a $12,000 automobile allowance, a $50 gift card, and $2,987.70 in 401(k) Company matched contributions.

Amounts shown for Mr. Oliveira in the 2011 figures include a $12,000 automobile allowance and a $50 gift card.

Amounts shown for Mr. Oliveira in the 2012 figures include a $1,000 automobile allowance.

Amounts shown for Mr. Osterbauer in the 2012 figures include a $40,000 sign-on bonus, a $8,047.62 automobile allowance, $483.78 in 401(k) Company matched contributions, $250 Health Saving Account contributions, and a $50 gift card.

Amounts shown for Mr. Yarbenet in the 2012 figures include a $45,000 sign-on bonus, a $5,500 automobile allowance, and $810 in 401(k) Company matched contributions.

Each of the above NEOs received less than $10,000 of aggregate perquisites and personal benefits.

Securities Authorized for Issuance Under Equity Compensation Plans

On May 26, 2005, the Company adopted the 2005 Equity Based Compensation Plan pursuant to which directors, selected officers and other Bank or Bank subsidiary employees may be granted equity based awards.  Equity awards allowed by this plan include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Share Awards, or any combination thereof. Some awards were made in 2012, for executives newly hired, and other awards were made in September 2012, which are reflected for the NEOs in the tables herein.

The 2005 Equity Based Compensation Plan provides the structure for equity awards. Typically, equity based awards will be used to address the need to align employees’ performance with shareholder interests, and will vest over a three (3) to five (5) year period. The Committee may review any type of performance criteria, market comparison, and extraordinary events when making the decision to offer an equity award.

The Company’s Form 10-K for 2012 summarizes information as of December 31, 2012, with respect to the equity compensation plan.

Grants of Plan-Based Awards for period ending December 31, 2012

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of option Awards	Grant Date Fair Value of Stock and Option Awards (7)

		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)
Simone F. Lagomarsino
Chief Executive Officer/President of the	N/A	-	-	-	-	-	-	-	-	-	$0
Company and Bank
Ronald Oliveira
Former Executive Vice President of the Company/	N/A	-	-	-	-	-	-	-	-	-	$0
President of the Bank & Chief Operating Officer
Thomas J. Tolda
Former Executive Vice President/	N/A	-	-	-	-	-	-	-	-	-	$0
Chief Financial Officer
William Yarbenet (3) (6)
Executive Vice President/Chief Credit Officer	2/1/2012	-	-	-	-	-	-	-	16,668	$3.95	$35,003
	9/1/2012	-	-	-	-	-	-	3,664	-	-	$20,995
	9/1/2012	-	-	-	-	-	-	-	4,617	$5.73	$13,999
Joanne Funari (2) (5)
Executive Vice President/Market Area President for	9/1/2012	-	-	-	-	-	-	10,471	-	-	$59,999
Santa Barbara and Ventura Counties	9/1/2012	-	-	-	-	-	-	-	13,192	$5.73	$39,998
Robert Osterbauer (1) (4)
Executive Vice President/Market Area President	5/1/2012	-	-	-	-	-	-	30,000	-	-	$150,000
for San Luis Obispo County	5/1/2012	-	-	-	-	-	-	-	18,847	$5.00	$50,001

1)	The stock award dollar amount for Mr. Osterbauer represents the grant date fair value of $5.00 per share as of May 1, 2012.
2)	The stock award dollar amount for Ms. Funari represents the grant date fair value of $5.73 per share as of September 1, 2012.
3)	The stock award dollar amount for Mr. Yarbenet represents the grant date fair value of $5.73 per share as of September 1, 2012.
4)	The option award dollar amount for Mr. Osterbauer represents the grant date fair value of $2.653 per stock option as of May 1, 2012.
5)	The option award dollar amount for Ms. Funari represents the grant date fair value of $3.032 per stock option as of September 1, 2012.
6)	The option award dollar amounts for Mr. Yarbenet represent the grant date fair value of $2.100 per stock option as of February 1, 2012, and $3.032 per stock option as of September 1, 2012.
7)	The Black-Scholes pricing model was used to derive the fair value of the option awards. The assumptions used in valuing the grants in 2012 are presented in the table below.

	Black-Scholes Assumptions
	Risk-free rate of return	Dividend yield	Volatility	Expected Life
Grant Date
2/1/2012	1.27%	0%	52.17%	7
5/1/2012	1.35%	0%	51.87%	7
9/1/2012	1.03%	0%	52.37%	7

Outstanding Equity Awards at Fiscal Year End December 31, 2012

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable	(#)	($)		(#)	($)	(#)	($)
	(1)	(2)			(3)	(4)	(5)
Simone F. Lagomarsino	-	-	-	-	-	63,898	$370,608	-	-
Chief Executive Officer/President of the
Company and Bank
Ronald Oliveira	-	-	-	-	NA	-	-	-	-
Former Executive Vice President of the Company/
President of the Bank & Chief Operating Officer
Thomas J. Tolda	-	-	-	-	NA	-	-	-	-
Former Executive Vice President/
Chief Financial Officer
William Yarbenet	-	16,668	-	$3.9500	2/1/2022	3,664	21,251	-	-
Executive Vice President/Chief Credit Officer	-	4,617	-	$5.7300	9/1/2022

Joanne E. Funari	24,689	-	-	$12.1524	10/20/2015	10,471	$60,732	-	-
Executive Vice Presiden/Market Area President for	14,497	7,249		$3.1000	9/1/2020
Santa Barbara and Ventura Counties	-	13,192		$5.7300	9/1/2022
Robert Osterbauer	-	18,847	-	$5.0000	5/1/2022	30,000	$174,000	-	-
Executive Vice Presiden/Market Area President
for San Luis Obispo County

(1)
Options for Ms. Funari were granted under the Company’s 2005 Equity Based Compensation Plan and represent fully vested substitute options granted by the Company in accordance with the merger agreement with Business First National Bank.

(2)	Options granted under the Company’s 2005 Equity Based Compensation Plan on various dates which become exercisable in accordance with vesting schedules established at the time of the respective grants.
(3)	Options expire ten years from date of grant.
(4)
On October 1, 2011, Ms. Lagomarsino was awarded 63,898 shares of restricted stock under the Company's 2005 Equity Based Compensation Plan. The shares will be subject to forfeiture and will not vest until the later of three (3) years from award date or ratably with each twenty-five (25%) repayment of TARP funds received in the Company's participation in the United States Treasury Department's CPP.

(5)	The fair market value of restricted stock was determined by using the Company’s closing price at fiscal year-end of $5.80 per share.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)(1)	(#)	($)(2)
Simone F. Lagomarsino
Chief Executive Officer/President of the	-	-	-	-
Company and Bank
Ronald Oliveira
Former Executive Vice President of the	12,677	22,628	-	-
Company/President of the Bank/Chief Operating Officer
Thomas J. Tolda
Former Executive Vice President/	9,986	16,277	-	-
Chief Financial Officer
William Yarbenet
Executive Vice President/Chief Credit Officer	-	-	-	-

Joanne Funari
Executive Vice President/Market Area	-	-	-	-
President for Santa Barbara and Ventura Counties
Robert Osterbauer
Executive Vice President/Market Area	-	-	-	-
President for San Luis Obispo County

(1)
The value realized on exercise is the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options multiplied by the number of shares acquired on exercise.

(2)	The value realized on vesting is the closing price of the Company’s Common Stock on the date of vesting multiplied by the number of shares vested.

Pension Benefits Table

Name	Plan Name (1)	Number of Years of Credited Service (#) (2)	Present Value of Accumulated Benefits ($) (3)	Payments During Last Fiscal Year ($) (4)
Simone F. Lagomarsino Chief Executive Officer/President of the Company and Bank	(1)	1	$61,514	$0
Ronald Oliveira Former Executive Vice President of the Company/ President of the Bank and Chief Operating Officer	(1)	3	$42,808 (3)	$0 (4)
Thomas J. Tolda Former Executive Vice President/Chief Financial Officer	(1)	1	$3,459 (3)	$0 (4)
William Yarbenet Executive Vice President/Chief Credit Officer	N/A	N/A	N/A	N/A
Joanne Funari Executive Vice President/Market Area President for Santa Barbara and Ventura Counties	(1)	5	$89,454	$0
Robert Osterbauer Executive Vice President, Market Area President for San Luis Obispo County	N/A	N/A	N/A	N/A

(1)	Heritage Oaks Bank Salary Continuation Agreement
(2)
The benefit begins accruing at the effective date of the agreement and vests ten percent (10%) per year for up to ten (10) years.  Vesting percentages for each Executive vary depending on how long each plan has been in effect.  The following table lists the vesting percentage of each participant.

(3)	Benefits ceased accruing for Mr. Oliveira and Mr. Tolda on the dates their employment with the Bank and the Company terminated in 2012.
(4)
Benefits are accrued but unpaid for Mr. Oliveira and Mr. Tolda due to the Company’s status as a TARP CPP recipient.  It is anticipated that these amounts will be paid at such time, if any, that the Company re-pays its TARP obligation.

Salary Continuation Plan Vesting Schedule

Participant	Vesting Percentage	Benefit
Lagomarsino	10%	$100,000 (2)
Oliveira	30%	$ 42,808 (1)
Tolda	10%	$ 3,459 (1)
Funari	50%	$ 48,000 (2)
Yarbenet	N/A	N/A
Osterbauer	N/A	N/A

(1)	Benefits for Mr. Oliveira and Mr. Tolda are lump sums due to the termination of employment.
(2)	Ms. Lagomarsino’s and Ms. Funari’s benefits are an annual benefit payable upon retirement.

Benefit amounts payable at either early termination of the Plan or upon retirement were agreed upon in the terms of each Plan.  Detailed information on the Salary Continuation Plan can be found in the discussion located on page 18.

Potential Payments Upon Termination or Change in Control

Set forth below is a description of the plans and agreements that could result in potential payments to the Named Executive Officers in the case of their termination of employment and/or a change in control.

Change in Control Agreements

There is only one change in control agreement between the Company or the Bank and their executive officers, with Joanne Funari, Market Area President for Santa Barbara and Ventura Counties, which is discussed in detail above under Employment Contracts. The stock options and salary continuation plans issued to executive officers contain a provision which would accelerate vesting upon a change in control; however, such a provision is not permissible under the EESA and the ARRA so long as the Company is a TARP CPP participant.  As such, there would not have been any sums due to executive officers as of December 31, 2012, had there been a change in control as of that date.

Employee Stock Ownership Plan and 401(k) Plan

An employee is automatically enrolled and becomes a participant in the 401(k) Plan as of the first day of the quarter following ninety (90) days of employment.  A participant may elect to defer a portion of his/her salary, not to exceed limitations set by the IRS, into the 401(k) Plan.  Distributions from the 401(k) Plan are not permitted before age fifty-nine and one-half  (59 ½) except in the event of death, disability, termination of employment or IRS permitted hardships.  As determined by the Board of Directors, the Company may make discretionary matching contributions to the 401(k) Plan.  In 2012 and 2011 the Company made matching contributions of $144,902.72 and $161,116.12, respectively.

When the ESOP was active, an employee became a participant in the ESOP on January 1 of the year of the first day of the quarter following the date on which he/she attained age twenty-one (21), completed twelve (12) consecutive months of service and worked a minimum of one thousand (1,000) hours.  A participant had a non-forfeitable right to one hundred percent (100%) of his/her ESOP account balance upon disability or on his/her normal retirement date or completion of at least six (6) years of service, whichever was later.  Distributions from the plan are not permitted before age fifty-nine and one-half (59 ½) except in the event of death, disability, termination of employment or IRS permitted diversification.  The Company made no contributions in 2012 or in 2011 to the ESOP. In February 2013, the Board of Directors voted to suspend the ESOP and make no further contributions, which has the effect of fully vesting all participants’ balances.

Discretionary Bonus

Heritage Oaks Bank has discretionary bonus programs for the Bank’s executive officers, and for the non-executive officers and staff pursuant to the Heritage Oaks Bank 2012 4th Quarter Incentive Compensation Plan (discussed elsewhere herein).  Contributions by the Bank to the programs are based upon the Bank’s achievement of specified levels of financial performance as determined by the Board of Directors.  In 2012 the Bank expensed $250,000 for these programs, and bonus payments for 2012 performance were made in the first quarter of 2013.

SECURITY OWNERSHIP AND REPORTING

Security Ownership of Certain Beneficial Owners and Management

As of March 12, 2013, no individual known to the Company owned more than five percent (5%) of the outstanding shares of its Common Stock, except as described below. The following table reflects the Common Stock outstanding at March 25, 2013, and does not include any Common Stock issuable by the conversion of Series C Preferred stock issued by the Company on March 12, 2010.

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Owner	Class

Patriot Financial Partners, L.P.	3,708,1651	14.64%
Philadelphia, PA

Castle Creek Capital LLC	2,483,100	9.80%
Rancho Santa Fe, CA

Sandler O'Neill Asset Management LLC	1,802,000	7.11%
New York City, NY

Wellington Management Co. LLC	1,693,182	6.68%
Boston, MA

Manulife Asset Management	1,726,104	6.81%
Boston, MA

Banc Funds LLC	1,860,277	7.34%
Chicago IL

1)
Patriot Financial Partners, GP, L.P. (“Patriot GP”) is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the “Funds”) and Patriot Financial Partners, GP, LLC (“Patriot LLC”) is a general partner of Patriot GP.  In addition, each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch are general partners of the Funds and Patriot GP and members of Patriot LLC.  Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch.

The following table sets forth, as of the Record Date, the number of shares of the Company’s common stock which may be deemed to be beneficially owned by (i) each of the directors and nominees, (ii) each Named Executive Officer, and (iii) all directors and executive officers as a group, and the percentage of the outstanding common stock beneficially owned by such persons.

Name and City of Beneficial Owner 1 - 4	Relationship with Company	Amount and Nature of Beneficial Owner 3/4		Percent of class
Michael J. Morris	Chairman	257,745	5	1.02%
Donald Campbell	Vice-Chairman	39,967		0.16%
Michael J. Behrman	Director	92,202		0.37%
Mark C. Fugate	Director	121,271		0.48%
Dee Lacey	Director	113,050		0.45%
James J. Lynch	Director	3,714,964	6	14.76%
Daniel J. O'Hare	Director	81,807	7	0.33%
Michael E. Pfau	Director	84,606		0.34%
Alexander F. Simas	Director	58,601		0.23%
Lawrence P. Ward	Director and Former President/Chief Executive Officer of the Company and Bank	199,987		0.79%
Simone F. Lagomarsino	President/Chief Executive Officer of the Company and Bank	262,268	5	1.04%
Ronald Oliveira	Former Executive Vice President of the Company/President of Bank and Chief Operating Officer	0		0.00%
Thomas J. Tolda	Former Executive Vice President/Chief Financial Officer	16,531		0.07%
William Yarbenet	Executive Vice President/Chief Credit Officer	25,888		0.10%
Joanne E. Funari	Executive Vice President/Market Area President for Santa Barbara and Ventura Counties	56,380		0.22%
Rob Osterbauer	Executive Vice President/Market Area President for San Luis Obispo County	30,000		0.12%
All directors, nominees, and named executive officers of the Company as a group of 16 persons		5,155,267

1)
As used in this Proxy Statement, the term “Named Executive Officer” means the 1) President/Chief Executive Officer of the Company and Bank; 2) Former Executive Vice President/Chief Financial Officer; 3) Executive Vice President/Market Area President for Santa Barbara and Ventura Counties; 4) Former Executive Vice President of the Company, President of the Bank and Chief Operating Officer; 5) Executive Vice President/Market Area President for San Luis Obispo County; and 6) Executive Vice President/Chief Credit Officer.   The Chairman of the Board, the Vice Chairman of the Board, and the Company’s other officers are not treated as “Named Executive Officers” of the Company.

2)	The address for all persons listed is c/o Heritage Oaks Bancorp, 1222 Vine Street, Paso Robles, California, 93446.
3)
Except as otherwise indicated in these notes, and subject to applicable community property laws and shared voting and investment, the table includes shares held by each person’s spouse and minor children; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); and/or shares held in an Individual Retirement Account as to which such person has pass-through voting rights and investment power.

4)	Includes shares of Common Stock subject to stock options exercisable within 60 days of record date and restricted stock.
5)
Includes 188,370 shares held as Trustee of Heritage Oaks Bancorp Employee Stock Ownership Plan (ESOP). Mr. Morris and Ms. Lagomarsino are co-trustees of the ESOP and under applicable rules, the entire number of shares owned by such Plan are attributed to each of the trustees and the effect of the attribution rules results in the number of shares being double counted.

6)
Patriot Financial Partners, GP, L.P. ("Patriot GP") is the sole general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the "Funds"). Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Patriot GP. Patriot Financial Partners GP, LLC ("Patriot LLC") is the general partner of Patriot GP. Accordingly, securities owned or deemed to be owned by Patriot GP may be regarded as being beneficially owned by Patriot LLC. Mr. Lynch is a general partner of the Funds and Patriot GP and a member of Patriot LLC. Mr. Lynch disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that he is a beneficial owner of such securities for the purposes of Section 16.

7)	Includes shares held as a trustee of Glenn, Burdette, Phillips and Bryson Tax and Business Services, Inc. 401(k) and shares held in his own 401(k).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than ten percent (10%) of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent (10%) stockholders are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended.

During 2012, Robert Osterbauer, Joanne Funari, William Yarbenet and William Raver each filed a Form 4, required by Section 16(a) of the Securities Exchange Act of 1934, as amended; however, each failed to timely file the Form 4. During 2012, Michael Behrman inadvertently filed a Form 4 reporting an award of common stock in the amount of 16,668 shares.  Mr. Behrman was awarded only common stock in the amount of 1,800 shares, for which a Form 4 was timely filed.  During 2012, William Yarbenet filed a Form 4 reporting an award of common stock in table 1 of the Form 4 which should have been reported in table 2 as incentive stock options.   During 2012 Robert Osterbauer, T. Joseph Stronks and Karen Dally each filed a Form 3, however, each failed to timely file the Form 3.

 Stock Performance Graph

The following graph presents the cumulative total return for the Company's Common Stock compared with the NASDAQ Composite Index and the SNL Western Bank Index.  The graph assumes the value of an investment in the Company's Common Stock, the NASDAQ Composite Index and the SNL Western Bank Index each was $100 on December 31, 2007, and that all dividends were reinvested.  The chart represents the average closing price for the month of December in each of the years presented.  It should be noted that historical performance information is no guarantee of future performance.

PROPOSAL NUMBER 2:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from shareholders to approve the compensation of the Named Executive Officers, as described in detail under the Executive Compensation section of this Proxy Statement.

As discussed in the Compensation Discussion and Analysis, the Company’s Board of Directors and management believe that the most effective executive compensation program is one that is designed to align the interests of executive officers with those of the shareholders and enhance the stability of the Company by rewarding performance above established goals.

The Company’s compensation programs are designed to attract and retain high quality executive officers that are critical to long term success.  There are four components to the compensation of Named Executive Officers:

•	Base salary, which is established based on market data and adjusted based on individual performance and experience.

•	Performance-based incentives, which are based on the overall performance of the Company and modified by personal performance.

•	Equity incentives, which allow the executives to share in the growth and prosperity of the Company.

•
Perquisites, retirement and other benefits that management believes are reasonable and consistent with the Company’s overall compensation program and will keep the Company competitive in the marketplace.

This proposal gives you, as a shareholder of the Company, the opportunity to approve, on a non-binding advisory basis, the Company’s overall executive compensation of the Named Executive Officers as disclosed in this Proxy Statement.  Accordingly, you may vote on the following resolution:

RESOLVED, that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).

The Board of Directors and the Compensation Committee value the opinions of shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE ACCOMPANYING COMPENSATION TABLES AND RELATED NARRATIVE CONTAINED IN THE PROXY STATEMENT.

PROPOSAL NUMBER 3:
INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Crowe Horwath LLP (“Crowe”), independent registered public accountants, has been selected by the Audit Committee of the Board of Directors to perform audit services for the Company and its subsidiary, Heritage Oaks Bank, for the fiscal year ended December 31, 2013, and such selection has been approved by resolution of the Board of Directors.  The shareholders are hereby asked to ratify the selection of Crowe Horwath LLP.  It is anticipated that a member of that firm will be present at the Annual Meeting.  That representative is not expected to make a statement but will be available to answer any questions.

The firm of Perry-Smith LLP served the Company as independent public accountants for the 2011 fiscal year until November 1, 2011, when the firm merged with Crowe.  This change was a result of a transaction whereby Crowe acquired certain assets of Perry-Smith and certain Perry-Smith personnel became associated with Crowe.  Neither Perry-Smith LLP nor Crowe has an interest, financial or otherwise, in the Company.  The services rendered by Perry-Smith LLP and Crowe during the 2011 fiscal year were audit services and consultation in connection with various accounting matters.  The Board of Directors of the Company approved each professional service rendered by Perry-Smith LLP and Crowe during the 2011 fiscal year.

The firm of Crowe Horwath LLP served the Company as independent public accountants for the 2012 fiscal year.  Crowe has no interest, financial or otherwise, in the Company.  The services rendered by Crowe during the 2012 fiscal year were audit services, consultation in connection various accounting matters and tax related services.  The Board of Directors of the Company approved each professional service rendered by Crowe during the 2012 fiscal year.

Audit Fees

Aggregate audit fees billed to the Company by Crowe for the 2012 audit were $261,500 which includes the audit of the 2012 consolidated financial statements, the audit of the Company’s internal control over financial reporting, the review of those financial statements included in quarterly reports on Form 10-Q and the annual report on Form 10-K, in addition to services rendered in connection therewith.  Fees related to the audit of the 2011 consolidated financial statements, the review of those financial statements included in quarterly reports on Form 10-Q and the annual report on Form 10-K and related services totaled $215,000.

Audit-Related Fees

Audit-related fees billed to the Company by Crowe for the 2011 and 2012 fiscal years were $17,000 and $30,000, respectively, relating to the audit of the Company’s employee benefit plans and annual HUD reporting.

Tax Fees

The Company did not engage Crowe to perform tax-related services in 2011 but did engage Crowe to perform tax-related services in 2012.  Tax service fees billed to the Company by Crowe in 2012 totaled $19,218.  The services included accounting services in connection with the calculation, preparation and payment of tax estimates, tax consulting services, support for financial statement tax provisions, and preparation of tax returns.

All Other Fees

There were no other fees in 2012 and 2011.

Preapproval of Services by Principal Accountant

The Audit Committee will consider annually and, if appropriate, approve audit services by its principal accountant.  In addition, the Audit Committee will consider and, if appropriate, preapprove certain defined audit and non-audit services.  The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements. For the fiscal year 2012, the Audit Committee considered the services provided by Crowe compatible with maintaining the principle accountant’s independence. The Charter for the Audit Committee contains policies and procedures for pre-approval of audit and non-audit services from the Company’s independent public accountant.  Less than half the total hours expended on the Crowe engagement to audit our financial statements for the 2012 fiscal year were attributed to work performed by persons other than Crowe’s full-time permanent employees.

The approval of a majority of the shares represented at the Annual Meeting is required to ratify the selection of Crowe Horwath LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT AUDITORS.

AUDIT COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

The Audit Committee currently consists of five (5) members of the Board of Directors, each of whom is independent under the NASDAQ Marketplace Rules, SEC rules and regulations applicable to audit committees.  The Board of Directors has adopted, and annually reviews, an Audit Committee charter, available on the Company’s investor relations website at www.heritageoaksbancorp.com.  The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

In performing its functions, the Audit Committee met ten (10) times during the year and regularly met in executive session without Bank management.  The Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent accountants, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States of America and on the Company’s internal control over financial reporting and compliance.  In addition, the Audit Committee engages outside consultants who advise it on internal control and credit quality matters.  It also maintains a process for handling employee complaints regarding accounting procedures and internal controls.

The Audit Committee has reviewed and discussed the Company’s December 31, 2012, audited financial statements with management and with Crowe, the Company’s independent registered public accounting firm.  The Audit Committee has also discussed with Crowe the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has also received from Crowe the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Crowe their independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2012, audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Submitted by the Audit Committee of the Board:
Daniel J. O’Hare (Chairman)
Donald Campbell
Mark C. Fugate
Dee Lacey
Alexander F. Simas

OTHER MATTERS

If any other matters come before the Annual Meeting, not referred to in the enclosed Proxy Card, including matters incident to the conduct of the Annual Meeting, the proxy holders will vote the shares represented by the proxies in accordance with their best judgment.  Management is not aware of any other business to come before the Annual Meeting, and as of the date of the mailing of this Proxy Statement, no shareholder has duly submitted to management any proposal to be acted upon at the Annual Meeting.

Shareholder Proposals

If a shareholder intends to present any proposal for consideration at the 2014 Annual Meeting of Shareholders and wishes for that proposal to be included in the Proxy Card and Proxy Statement to be prepared by the Company, the proposal must be received by the Company at its corporate office not later than December 17, 2013.

The date after which notice of a shareholder proposal that the shareholder is not seeking to have included in the Proxy Card and Proxy Statement will be considered untimely and therefore not properly brought before the 2014 Annual Meeting of Shareholders is February 28, 2014, assuming the 2014 Annual Meeting of Shareholders is held within thirty (30) days before or after the one (1) year anniversary of May 22, 2013, the date of the 2013 Annual Meeting of Shareholders.

If a shareholder wishes to have included in the Proxy Card and Proxy Statement to be prepared by the Company for the 2014 Annual Meeting of Shareholders, the name of a person or persons nominated by the shareholder or a group of shareholders for election to the board of directors, notice of the shareholder’s intent to do so must be filed with the SEC and mailed to the Company no earlier than November 15, 2013, and no later than December 16, 2013, and must otherwise comply with the requirements applicable thereto, including those set forth in Exchange Act Rule 14a-11.

Shareholder Communication

Any shareholder may communicate directly to Board members, or to any individual Board member, by sending correspondence or communication addressed to the particular member or members in care of Heritage Oaks Bancorp, Attn:  Corporate Secretary, 1222 Vine Street, Paso Robles, California 93446.

Form 10-K

The Company’s Annual Report for 2012 on Form 10-K, which is required to be filed with the SEC, is available to any shareholder without charge.  The report may be obtained by written request to the Corporate Secretary, Heritage Oaks Bancorp, 1222 Vine Street, Paso Robles, California 93446.  It is available in the SEC Filings section of the Company’s website at www.heritageoaksbancorp.com. The Company’s Annual Report serves as the Heritage Oaks Bank’s annual disclosure statement under Part 350 of FDIC rules.

By order of the Board of Directors

William Raver
Corporate Secretary
April 16, 2013

HERITAGE OAKS BANCORP
1222 VINE STREET
PASO ROBLES, CA 93446
ATTN: INVESTOR RELATIONS DEPT.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Michael J. Morris
02 Donald Campbell
03 Michael J. Behrman
04 Mark C. Fugate
05 Daniel J. O'Hare
06 Dee Lacey
07 James J. Lynch
08 Michael E. Pfau
09 Alexander F. Simas
10 Lawrence P. Ward
11 Simone F. Lagomarsino

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To adopt a non-binding resolution approving the Executive Compensation disclosed in the Proxy Statement for the 2013 Annual Meeting of Shareholders dated May 22, 2013.	☐	☐	☐
3	To ratify the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for 2013.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000172766_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF
HERITAGE OAKS BANCORP
May 22, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETINGTO BE HELD ON MAY 22, 2013.

THE PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS, PROXY CARD, AND 2012 ANNUAL REPORT ARE AVAILABLE AT WWW.HERITAGEOAKSBANCORP.COM.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

ANNUAL MEETING OF STOCKHOLDERS OF
HERITAGE OAKS BANCORP
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2013.

THE PROXY STATEMENT FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS, PROXY CARD, AND 2012 ANNUAL REPORT ARE AVAILABLE AT WWW.HERITAGEOAKSBANCORP.COM

The undersigned Stockholder(s) of Heritage Oaks Bancorp (the "Company") hereby appoints, constitutes and nominates Donald Campbell, Michael J. Morris and Dee Lacey, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution to vote all shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 545 12th Street, Paso Robles, California on Wednesday, May 22, 2013 at 7:00 pm local time, and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

The Board of Directors unanimously recommends a vote FOR Proposals 1, 2, and 3.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

0000172766_2 R1.0.0.51160

Continued and to be signed on reverse side